   As filed with the Securities and Exchange Commission on December 11, 2001

                                                      Registration No. 333-83411
                                                                    333-83411-01
                                                                    333-83411-02
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           -------------------------

                         Post-Effective Amendment No. 2
                                       to
                                    Form S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                           -------------------------

                             TORCHMARK CORPORATION
                           TORCHMARK CAPITAL TRUST I
                           TORCHMARK CAPITAL TRUST II
             (Exact name of registrant as specified in its charter)

                                                             63-0780404
           Delaware                                          74-6507320
                                                             74-6508172
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification Nos.)

                           -------------------------

                            2001 Third Avenue South
                           Birmingham, Alabama 35233
                                 (205) 325-4200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                           -------------------------

                            LARRY M. HUTCHISON, ESQ.
                       Vice President and General Counsel
                            2001 Third Avenue South
                              Birmingham, AL 35233
                                 (205) 325-4200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                            GREGORY S. CURRAN, ESQ.
                         Maynard, Cooper & Gale, P.C.
                            1901 Sixth Avenue North
                                  Suite 2400
                           Birmingham, Alabama 35203
                                (205) 254-1000

                           -------------------------

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Post-Effective Amendment No. 2 to the Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [_]

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-83411) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.


                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

    Number     Description
    ------     -----------

     4.12 Form of Supplemental Indenture by and among Torchmark Corporation, Bank One Trust Company, National Association (successor-in-interest to The First National Bank of Chicago as successor trustee to Morgan Guaranty Trust Company of New York), and The Bank of New York

     25.4 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as an additional trustee under the Indenture, as amended

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Torchmark Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-83411) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 11th, 2001.

                              Torchmark Corporation


                              By:                   *
                                 ---------------------------------------
                                    C. B. Hudson
                                    Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-83411) has been signed by the following persons in the capacities and on the dates indicated.

      Signature                        Title                        Date
      ---------                        -----                        ----
            *
--------------------------    Chairman, Chief Executive        December 11, 2001
C. B. Hudson                  Officer, and Director


/s/ Gary L. Coleman
--------------------------    Executive Vice President and     December 11, 2001
Gary L. Coleman               Chief Financial Officer
                              (Principal Accounting Officer)

            *
--------------------------    Director                         December 11, 2001
David L. Boren

            *
--------------------------    Director                         December 11, 2001
Joseph M. Farley

            *
--------------------------    Director                         December 11, 2001
Louis T. Hagopian

            *
--------------------------    Director                         December 11, 2001
Joseph L. Lanier, Jr.

            *
--------------------------    Director                         December 11, 2001
Mark S. McAndrew

            *
--------------------------    Director                         December 11, 2001
Harold T. McCormick

            *
--------------------------    Director                         December 11, 2001
Joseph W. Morris

            *
--------------------------    Director                         December 11, 2001
George J. Records

            *
--------------------------    Director                         December 11, 2001
R. K. Richey

            *
--------------------------    Director                         December 11, 2001
Lamar C. Smith


*By /s/ Larry M. Hutchison
   -----------------------
     Larry M. Hutchison
     Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Torchmark Capital Trust I, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement
(No. 333-83411) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 11th, 2001.

                              Torchmark Capital Trust I

                              By: /s/ Larry M. Hutchison
                                  ---------------------------------------
                                      Larry M. Hutchison
                                      Regular Trustee


                              By: /s/ Gary L. Coleman
                                  ---------------------------------------
                                      Gary L. Coleman
                                      Regular Trustee

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Torchmark Capital Trust II, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-83411) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 11th, 2001.

                              Torchmark Capital Trust II

                              By: /s/ Larry M. Hutchison
                                  ---------------------------------------
                                      Larry M. Hutchison
                                      Regular Trustee


                              By: /s/ Gary L. Coleman
                                  ---------------------------------------
                                      Gary L. Coleman
                                      Regular Trustee

                                 EXHIBIT INDEX

     Number       Description
     ------       -----------

     4.12 Form of Supplemental Indenture by and among Torchmark Corporation, Bank One Trust Company, National Association (successor-in-interest to The First National Bank of Chicago as successor trustee to Morgan Guaranty Trust Company of New
                  York), and The Bank of New York

     25.4 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as an additional trustee under the Indenture, as amended